PART I.  FINANCIAL INFORMATION
ITEM 1:  FINANCIAL STATEMENTS

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  March 31, 2002     December 31, 2001
                                                                  --------------     -----------------
                                                                     (unaudited)
Assets
  Investments in hotel properties                                   $ 3,195,949           $ 3,183,677
  Accumulated depreciation                                             (425,765)             (397,380)
                                                                    -----------           -----------
                                                                      2,770,184             2,786,297
  Cash and cash equivalents                                              25,966                23,441
  Accounts receivable, net of allowance for doubtful
    Accounts of $964 and $973                                            59,432                47,178
  Prepaid expenses and other                                             16,672                18,306
  Notes receivable from MeriStar Hotels                                  58,069                36,000
  Due from MeriStar Hotels                                                   --                 8,877
  Investments in affiliates                                              41,714                41,714
  Restricted cash                                                        18,352                21,304
  Intangible assets, net of accumulated amortization
    of $6,439 and $5,289                                                 21,167                21,469
                                                                    -----------           -----------
                                                                    $ 3,011,556           $ 3,004,586
                                                                    ===========           ===========

Liabilities, Minority Interests and Stockholders' Equity
  Accounts payable, accrued expenses and other liabilities          $   124,143           $   123,972
  Accrued interest                                                       41,309                45,009
  Due to MeriStar Hotels                                                  3,968                    --
  Income taxes payable                                                       82                   310
  Distributions payable                                                     447                 1,090
  Deferred income taxes                                                   6,849                 7,130
  Interest rate swaps                                                     8,703                12,100
  Notes payable to MeriStar Hospitality                                 357,214               357,117
  Long-term debt                                                      1,356,564             1,343,017
                                                                    -----------           -----------
Total liabilities                                                     1,899,279             1,889,745
                                                                    -----------           -----------
Minority interests                                                        2,650                 2,639
Redeemable OP units at redemption value                                  82,117                67,012
Partners' capital - common OP units 44,654,578 and
  44,524,147 issued and outstanding                                   1,027,510             1,045,190
                                                                    -----------           -----------
                                                                    $ 3,011,556           $ 3,004,586
                                                                    ===========           ===========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 Three months ended
                                                                                      March 31,
                                                                                      ---------
                                                                                2002             2001
                                                                                ----             ----
Revenue:
 Hotel operations:
  Rooms                                                                      $ 170,548        $ 200,380
  Food and beverage                                                             62,065           71,291
  Other operating departments                                                   19,108           22,471
 Participating lease revenue                                                        --            3,784

 Office rental and other revenues                                                4,943            4,758
                                                                             ---------        ---------

Total revenue                                                                  256,664          302,684
                                                                             ---------        ---------

Hotel operating expenses by department:
 Rooms                                                                          38,935           45,722
 Food and beverage                                                              44,405           51,404
 Other operating departments                                                    10,694           11,570
Office rental, parking and other operating
 expenses                                                                          814              937
Undistributed operating expenses:
 Administrative and general                                                     43,471           44,917
 Property operating costs                                                       37,381           42,699
 Property taxes, insurance and other                                            20,082           18,387
 Depreciation and amortization                                                  30,592           29,387
 Write-off of deferred financing costs                                           1,529               --
 Loss on fair value of non-hedging derivatives                                   4,735               --
 Write down of investment in STS Hotel Net                                          --            2,112
 Swap termination costs                                                             --            9,297
                                                                             ---------        ---------

Total operating expenses                                                       232,638          256,432
                                                                             ---------        ---------

Net operating income                                                            24,026           46,252

Interest expense, net                                                           34,588           30,229
                                                                             ---------        ---------
Income (loss) before minority interests, income tax expense (benefit),
 loss on sale of assets and extraordinary loss                                 (10,562)          16,023

Minority interests                                                                  11               11
                                                                             ---------        ---------

Income (loss) before income tax expense (benefit), loss on sale of
 assets and extraordinary loss                                                 (10,573)          16,012


Income tax expense (benefit)                                                      (249)             453
                                                                             ---------        ---------

Income (loss) before loss on sale of assets and extraordinary loss             (10,324)          15,559

Loss on sale of assets, net of tax effect of ($19)                                  --           (1,062)

Extraordinary loss on early extinguishments of debt, net of tax
 effect of ($17)                                                                    --           (1,226)
                                                                             ---------        ---------

Net income (loss)                                                            $ (10,324)       $  13,271

Preferred distributions                                                           (141)            (141)
                                                                             ---------        ---------
Net income (loss) applicable to common
 unitholders                                                                 $ (10,465)       $  13,130
                                                                             =========        =========


                                                                                 Three months ended
                                                                                      March 31,
                                                                                      ---------
                                                                                2002             2001
                                                                                ----             ----
Net income (loss) applicable to common
 unitholders                                                                 $ (10,465)       $  13,130
                                                                             =========        =========
Net income (loss) applicable to general partner
 common unitholder                                                           $  (9,585)       $  11,970
                                                                             =========        =========
Net income (loss) applicable to third party
 limited partner common unitholders                                          $    (880)       $   1,160
                                                                             =========        =========

Earnings per unit:

   Basic:
   Income (loss) before extraordinary loss                                   $   (0.22)       $    0.29
   Extraordinary loss                                                               --            (0.02)
                                                                             ---------        ---------
   Net income (loss)                                                         $   (0.22)       $    0.27
                                                                             =========        =========

   Diluted:
   Income (loss) before extraordinary loss                                   $   (0.22)       $    0.29
   Extraordinary loss                                                               --            (0.02)
                                                                             ---------        ---------

   Net income (loss)                                                         $   (0.22)       $    0.27
                                                                             =========        =========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
IN THOUSANDS
UNAUDITED

                                                                 Three months ended March 31,
                                                                    2002              2001
                                                                    ----              ----
Balance at beginning of year                                    $ 1,045,190        $ 1,142,772

Net income (loss)                                                   (10,324)            13,271
Foreign currency translation adjustment                                  12               (974)
Transition adjustment                                                    --             (2,842)
Change in fair value of cash flow hedges                                511             (4,793)
                                                                -----------        -----------
 Comprehensive income (loss)                                         (9,801)             4,662

Reclassification of non-hedging derivatives                           4,735                 --
Contributions                                                         3,155                280
Contribution from general partner related to amortization
   of unearned stock-based compensation                                 880                797
Repurchase of units                                                    (409)                --
Allocations from (to) redeemable OP units                           (15,793)             2,674
Distributions                                                          (447)           (24,283)
                                                                -----------        -----------

  Balance at end of period                                      $ 1,027,510        $ 1,126,902
                                                                ===========        ===========

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED (IN THOUSANDS)

                                                                       Three months ended
                                                                            March 31,
                                                                            ---------
                                                                      2002             2001
                                                                      ----             ----
Operating activities:
Net income (loss)                                                  $ (10,324)       $  13,271

Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and amortization                                        30,592           29,387
 Loss on fair value of non-hedging derivatives                         4,735               --
 Write-off of deferred financing costs                                 1,529               --
 Loss on sale of assets, before tax effect                                --            1,081
 Write down of investment in STS Hotel Net                                --            2,112
 Extraordinary loss on early extinguishment of debt,
  before tax effect                                                       --            1,243
 Minority interests                                                       11               11
 Amortization of unearned stock based compensation                       880              797
 Interest rate swaps marked to fair value                             (2,887)              --
 Deferred income taxes                                                  (281)             144

 Changes in operating assets and liabilities:
  Accounts receivable, net                                           (12,254)          (7,173)
  Prepaid expenses and other                                           1,634           (2,580)
  Due to/from MeriStar Hotels                                           (224)          11,512
  Accounts payable, accrued expenses and other liabilities              (342)          (4,888)
  Accrued interest                                                    (3,700)           2,592
  Income taxes payable                                                  (228)             283
                                                                   ---------        ---------

Net cash provided by operating activities                              9,141           47,792
                                                                   ---------        ---------

Investing activities:
 Investment in hotel properties                                      (12,292)          (8,743)
 Proceeds from disposition of assets                                      --            7,274
 Hotel operating cash received in lease conversions                       --            3,778
 Notes receivable from MeriStar Hotels                                (9,000)         (36,000)
 Change in restricted cash                                             2,952            1,697
                                                                   ---------        ---------

Net cash used in investing activities                                (18,340)         (31,994)
                                                                   ---------        ---------

Financing activities:
 Deferred financing costs                                             (3,131)          (9,322)
 Proceeds from mortgages and notes payable                           234,545          578,347
 Principal payments on mortgages and notes payable                  (220,901)        (541,720)
 Contributions from partners                                           3,155              280
 Repurchase of units                                                    (409)              --
 Distributions paid to partners                                       (1,264)         (24,859)
                                                                   ---------        ---------

Net cash provided by financing activities                             11,995            2,726
                                                                   ---------        ---------

Effect of exchange rate changes on cash and cash equivalents            (271)             216
                                                                   ---------        ---------
Net increase in cash and cash equivalents                              2,525           18,740
Cash and cash equivalents, beginning of period                        23,441              242
                                                                   ---------        ---------

Cash and cash equivalents, end of period                           $  25,966        $  18,982
                                                                   =========        =========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002
UNAUDITED (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

We are a subsidiary operating partnership of MeriStar Hospitality Corporation. We own a portfolio of upscale, full-service hotels in the United States and Canada. Our portfolio is diversified by franchise and brand affiliations. As of March 31, 2002, we owned 112 hotels, with 28,653 rooms, all of which are leased by our taxable subsidiaries and managed by MeriStar Hotels & Resorts, Inc.

We were created on August 3, 1998, as a result of the merger between CapStar Hotel Company and American General Hospitality Corporation, and the subsequent formation of MeriStar Hospitality, the merged entity. MeriStar Hospitality, a real estate investment trust, or REIT, is our general partner and owns a one percent interest in us as of March 31, 2002. The limited partners are as follows:
     . MeriStar LP, Inc., a wholly-owned subsidiary of MeriStar Hospitality, which owns approximately a 90 percent interest as of March 31, 2002; and
     . various third parties, which owned an aggregate interest of nine percent at March 31, 2002.

Partners' capital includes the partnership interests of MeriStar Hospitality and MeriStar LP, Inc. MeriStar Hospitality held 482,838 common OP units as of March 31, 2002. MeriStar LP, Inc. held 44,171,740 common OP units as of March 31, 2002. Due to the redemption rights of the limited partnership units held by third parties, these units have been excluded from partner's capital and classified as Redeemable OP units and are recorded at redemption value. At March 31, 2002, there were 4,121,355 redeemable units outstanding.

On January 1, 2001, changes to the federal tax laws governing real estate investment trusts became effective. Those changes are commonly known as the REIT Modernization Act, or RMA. The RMA permits real estate investment trusts to create taxable subsidiaries that are subject to taxation similar to subchapter C-Corporations. Because of the RMA, we have created a number of these taxable subsidiaries to lease our real property. The RMA prohibits our taxable subsidiaries from engaging in the following activities:

     . Managing the properties they lease (our taxable subsidiaries must enter into an "arms length" management agreement with an independent third-party manager that is actively involved in the trade or business of hotel management and manages properties on behalf of other owners),
     .    Leasing a property that contains gambling operations; and
     .    Owning a brand or franchise.

We believe establishing taxable subsidiaries to lease the properties we own provides a more efficient alignment of and ability to capture the economic interests of property ownership. Under the prior lease structure with MeriStar Hotels, we received lease payments based on the revenues generated by the properties; MeriStar Hotels, however, operated the properties in order to maximize net operating income from the properties. This inconsistency could potentially result in the properties being operated in a way that did not maximize revenues. With the assignment of the leases from MeriStar Hotels to our taxable subsidiaries and the execution of the new management agreements (as described below), we gained the economic risks and rewards usually associated with ownership of real estate, and property revenues became the basis for MeriStar Hotels' management fees.

Subsidiaries of MeriStar Hotels assigned the participating leases to our wholly-owned taxable subsidiaries as of January 1, 2001. In connection with the assignment, the taxable subsidiaries executed new management agreements with a subsidiary of MeriStar Hotels to manage our hotels. Under these management agreements, the taxable subsidiaries pay a management fee to MeriStar Hotels for each property. The taxable subsidiaries in turn make rental payments to us under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases. The assignment of the leases from MeriStar Hotels to our taxable subsidiaries did not result in any cash consideration exchanged among the parties except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentives payments, based on meeting performance thresholds, that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at the option of MeriStar Hotels, subject to some exceptions. Because these leases have been assigned to our taxable subsidiaries, we now bear the operating risk associated with our hotels.

During 2001, we acquired the eight leases from Prime Hospitality for our hotels that were previously leased and managed by Prime. These hotels are now managed by MeriStar Hotels under management agreements identical to our other management agreements with MeriStar Hotels, except that the term on four of the agreements is one year with additional one- year renewal periods.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We have prepared these unaudited interim financial statements according to the rules and regulations of the Securities and Exchange Commission. We have omitted certain information and footnote disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001. Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

In our opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a public entity to report selected information about operating segments in financial reports issued to shareholders. Based on the guidance provided in the standard, we have determined that our business is conducted in one reportable segment. The standard also establishes requirements for related disclosures about products and services, geographic areas and major customers. Revenues for Canadian operations totaled $4,525 and $5,522 for the three months ended March 31, 2002 and 2001, respectively.

Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. FAS No. 137 and No. 138 amended certain provisions of FAS No. 133. We adopted these accounting pronouncements on January 1, 2001.

Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows, and by evaluating hedging opportunities. We do not enter into derivative instruments for any purpose other than cash flow hedging purposes.

Our interest rate swap agreements were initially designated as hedges against changes in future cash flows associated with specific variable rate debt obligations. As of March 31, 2002, we had three swap agreements with notional amounts totaling $300 million. All of these swap agreements have been converted to non-hedging derivatives due to our repayment of the floating-rate borrowings they originally hedged and they are currently being marked to market through our statement of operations. We have interest rate exposure going forward as the change in fair value of our non-hedging derivatives will have an impact on our statement of operations. The interest rate swap agreements are reflected at fair value in our consolidated balance sheet as of March 31, 2002.
 For more information regarding our interest rate hedging activities, see "Quantitative and Qualitative Disclosures about Market Risk."

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121. We did not have any asset sales or impairments in the first three months of 2002; therefore, SFAS No. 144 has no effect on our financial statement for that period.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143 "Accounting for Asset Retirement Obligations." These new standards have no effect on our financial statements for the first three months of 2002.

3.  NOTE RECEIVABLE FROM LESSEE

We may lend MeriStar Hotels up to $50,000 for general corporate purposes under a revolving credit agreement. The interest rate on this credit agreement is 650 basis points over the 30-day London Interbank Offered Rate. As of March 31, 2002, $45,000 was outstanding under this revolving credit agreement.

MeriStar Hotels also issued us a term note effective January 1, 2002. This $13,069 term note refinances outstanding accounts payable MeriStar Hotels owed to us. The term note bears interest at 650 basis points over the 30-day LIBOR. The maturity date is the same as that of the revolving credit agreement.

4.  LONG-TERM DEBT

Long-term debt consisted of the following:

                                           March 31, 2002   December 31, 2001
                                           --------------   -----------------
Senior unsecured notes ..............       $   950,000        $   750,000
Revolving credit facility ...........            43,000            224,000
Secured facility ....................           330,000            330,000
Mortgage debt and other .............            51,687             52,335
                                            -----------        -----------
                                              1,374,687          1,356,335
Notes payable to MeriStar Hospitality           359,300            359,300
Unamortized issue discount ..........           (20,209)           (15,501)
                                            -----------        -----------
                                            $ 1,713,778        $ 1,700,134
                                            ===========        ===========

As of March 31, 2002 aggregate future maturities of the above obligations are as follows:

2002................................. $   14,057
2003.................................     51,589
2004.................................    171,168
2005.................................      9,265
2006.................................     10,006
Thereafter...........................  1,457,693
                                      ----------
                                      $1,713,778
                                      ==========

In February 2002, we issued an additional $200,000 ($196,250, net of discount) aggregate principal amount of 9.13% senior unsecured notes due 2011. We used the proceeds from the issuance of these notes to repay approximately $195,000 of the outstanding balance under our revolving credit agreement. As a result of this financing, we redesignated some swap agreements as non-hedging derivatives. We recognized a $4,735 loss when this amount was transferred out of accumulated other comprehensive income because the debt being hedged was repaid.

In February 2002, we amended our revolving credit agreement. The amendment allows us to reduce the revolving commitments to below $300,000. In March 2002, we reduced the borrowing capacity on our revolving credit agreement from $310,000 to $150,000. We recognized a $1,529 loss due to the write-off of deferred financing costs related to reducing the borrowing capacity of our revolving credit agreement.

On January 26, 2001, we issued $300,000 aggregate principal amount of 9.0% senior notes due 2008 and $200,000 of 9.13% senior notes due 2011. The notes are unsecured obligations of certain subsidiaries of ours and we guarantee payment of principal and interest on the notes. The net proceeds from the sale of $492,000 were used to repay amounts outstanding under the credit facility and to make payments to terminate certain swap agreements that hedged variable interest rates of the loans that were repaid. The repayments of term loans under the credit facility resulted in an extraordinary loss of $1,243 ($1,226, net of tax) from the write-off of deferred financing costs. Also, in conjunction with the sales of the senior unsecured notes, we terminated three swap agreements with notional amounts totaling $300,000.

These swap agreements were designated to the credit facility term loans that were repaid with the proceeds from the sale of these notes. We made payments totaling $9,297 to terminate these swap agreements.

5.  DISTRIBUTIONS PAYABLE

On March 20, 2002, we declared a dividend for the three months ended March 31, 2002 of $0.01 per unit of limited partnership interest. We paid the distributions on April 30, 2002.

6.  EARNINGS PER UNIT

The following table presents the computation of basic and diluted earnings per unit:

                                                 Three months ended
                                                 ------------------
                                                      March 31,
                                                      ---------
                                                2002            2001
                                                ----            ----
BASIC EARNINGS (LOSS) PER
UNIT COMPUTAION:
Income (loss) before extraordinary
 loss                                         $(10,324)       $ 14,497
Dividends paid on unvested restricted
 stock                                              (2)           (183)
Preferred distributions                           (141)           (141)
                                              --------        --------
Income (loss) available to common
 unitholders                                   (10,467)         14,173
Weighted average number of OP
 units outstanding                              48,670          48,421
                                              --------        --------
Basic earnings (loss) per unit before
 extraordinary loss                           $  (0.22)       $   0.29
                                              ========        ========

DILUTED EARNINGS (LOSS) PER
UNIT COMPUTATION:
Income (loss) available to common
 unitholders                                  $(10,467)       $ 14,173
                                              ========        ========

Weighted average number of OP
 units outstanding                              48,670          48,421
 Stock options of MeriStar                          --             322
                                              --------        --------
Total weighted average number of
 diluted OP units outstanding                   48,670          48,743
                                              ========        ========
Diluted earnings (loss) per unit before
 extraordinary loss                           $  (0.22)       $   0.29
                                              ========        ========


Stock options and operating partnership units are not included in the computation of diluted earnings (loss) per share when their effect is antidilutive.

7.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             Three months ended March 31,
                                                                             ----------------------------
                                                                                 2002           2001
                                                                                 ----           ----
Cash paid for interest and income taxes:
Interest, net of capitalized interest of
$919 and $2,005 respectively                                                   $ 38,288       $ 27,637
Income taxes                                                                         82            994

Non-cash investing and financing activities:
Redemption of redeemable OP units                                                    --          2,640

Operating assets received and liabilities assumed from lease conversion:
  Accounts receivable                                                                --         47,305
  Prepaid expenses and other                                                         --         12,874
  Furniture and fixtures, net                                                        --            152
  Investment in affiliates, net                                                      --          1,629
                                                                               --------       --------
     Total operating assets received                                                 --         61,960
                                                                               ========       ========

  Accounts payable and accrued expenses                                              --         65,706
  Long-term debt                                                                     --             32
                                                                               --------       --------
  Total liabilities acquired                                                         --        (65,738)
                                                                               ========       ========

8.  STOCK-BASED COMPENSATION

As of March 31, 2002, MeriStar Hospitality has granted 479,000 shares of restricted stock to employees. This restricted stock vests ratably over three-year or five-year periods.

As of March 31, 2002, we have granted 737,500 Profits-Only OP Units, or POPs, to some of employees pursuant to our POPs Plan. These POPs are fixed awards and vest ratably over three years.

9.  RESTRUCTURING EXPENSES

During 2001, we incurred a restructuring charge of $1,080 in connection with operational changes at our corporate headquarters. The restructuring included eliminating seven corporate staff positions and office space no longer needed under the new structure. During 2002, we applied $52 of lease termination costs against the restructuring reserve. Approximately $340 of the restructuring accrual remains at March 31, 2002.

10. DISPOSITIONS

On March 21, 2001, we sold one hotel and received proceeds of $7,274. The sale resulted in a loss of $1,081 ($1,062, net of tax).


11. CONSOLIDATING FINANCIAL INFORMATION

Certain of our subsidiaries and MeriStar Hospitality are guarantors of our senior unsecured notes. Our guarantor subsidiaries also guarantee the unsecured subordinated notes of MeriStar Hospitality. All guarantees are full and unconditional, and joint and several. Exhibit 99 to this Quarterly Report on Form 10-Q presents supplementary consolidating information for us, our non-guarantor subsidiaries, and each of our guarantor subsidiaries. The supplementary consolidating information in Exhibit 99 presents our consolidating balance sheets as of March 31, 2002 and December 31, 2001, and consolidating statements of operations and cash flows for the three months ended March 31, 2002 and 2001.

12. SUBSEQUENT EVENT

On May 2, 2002, MeriStar Hotels, the manager of our hotels, announced an agreement to merge with Interstate Hotels Corporation, or Interstate. The transaction will be a stock-for-stock merger of Interstate into MeriStar Hotels in which Interstate stockholders will receive 4.6 shares of common stock for each share of Interstate stock outstanding. Holders of MeriStar Hotel's common stock and operating partnership units will continue to hold their stock and units following the merger. The combined company will operate approximately 86,000 rooms in 412 hotels. MeriStar Hotels expects the transaction to close in the third quarter of 2002.

                                       13